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                                                                    Exhibit (12)

                   PAINE WEBBER JACKSON & CURTIS INCORPORATED
                                  120 Broadway
                               New York, NY 10271

                               September 15, 1982

Paine Webber RMA Money Fund, Inc.
140 Broadway
New York, New York  10005

Gentlemen:

         Please be advised that the 100,00 shares of PaineWebber RMA Money Fund, Inc. which we have today purchased from you were purchased as an investment with no present intention of redeeming or selling such shares, and we do not now have any intention of redeeming or selling such shares.

                                                     Very truly yours,



                                                     /s/ Carl A. Merz
                                                     Carl A. Merz
                                                     Vice President - Finance